Exhibit 99.2

Authentic Equity Acquisition Corp. Announces Closing of $230 Million Initial Public Offering of Securities Including Full Exercise of Overallotment Option

Rye, N.Y., Jan. 20, 2021/PRNewswire/ — Authentic Equity Acquisition Corp. (the “Company”), a special purpose acquisition company formed for the purpose of entering into a combination with one or more businesses, today announced that it closed its initial public offering of 20,000,000 units at $10.00 per unit and the sale of an additional 3,000,000 units at a price of $10.00 per unit pursuant to the underwriters’ full exercise of their over-allotment option. Total gross proceeds from the offering were $230,000,000, before deducting underwriting discounts and commissions and other expenses. Each unit consists of one Class A ordinary share of the Company and one-half of one redeemable warrant. Each whole warrant entitles the holder thereof to purchase one Class A ordinary share of the Company at a price of $11.50 per share. The units are listed on the Nasdaq Capital Market and trade under the ticker symbol “AEACU.” Once the securities comprising the units begin separate trading, the Class A ordinary shares and warrants are expected to be listed on the Nasdaq Capital Market under the symbols “AEAC” and “AEACW,” respectively.

While the Company may pursue an acquisition opportunity in any business, industry, sector or geographical location, it intends to pursue investments in a broad range of consumer products and services sectors, including, but not limited to, packaged and frozen foods, beverages, beer, wine and spirits, snacks, household products, pet products, consumer and marketing services and personal care products, including health and beauty and over-the-counter products. The Company is led by Chairman and Chief Executive Officer David Hooper, President and Chief Operating Officer Thomas Flocco, and Chief Financial Officer Todd Khoury. The Company's website is www.authenticequityacquisitioncorp.com.

Jefferies LLC and BMO Capital Markets Corp. acted as the joint book-running managers for this offering.

The offering was made only by means of a prospectus. Copies of the prospectus related to the offering may be obtained from: Jefferies LLC, Attn: Equity Syndicate Prospectus Department, Telephone: (877) 821-7388, email: Prospectus_Department@Jefferies.com; and BMO Capital Markets Corp, Attn: Equity Syndicate Department, 3 Times Square, 25th Floor, New York, NY 10036, Telephone: (800) 414-3627, email: bmoprospectus@bmo.com.

A registration statement relating to these securities was declared effective by the Securities and Exchange Commission (“SEC”) on January 14, 2021. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Cautionary Note Concerning Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the initial public offering and the anticipated use of the net proceeds. No assurance can be given that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and prospectus for the Company’s offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact:
Todd Khoury
Chief Financial Officer
tkhoury@authenticequityllc.com